                                                                   Exhibit 12.01

CITIGROUP INC.
CALCULATION OF RATIO OF INCOME TO FIXED CHARGES
(In Millions)


                                                           YEAR ENDED DECEMBER 31,
EXCLUDING INTEREST ON DEPOSITS:                    2000     1999      1998    1997     1996
-------------------------------                    ----     ----      ----    ----     ----

FIXED CHARGES:
     INTEREST EXPENSE (OTHER THAN
        INTEREST ON DEPOSITS)                     23,253    17,764   18,997   17,645   14,776
     INTEREST FACTOR IN RENT EXPENSE                 416       292      417      321      299
                                                  ------    ------   ------   ------   ------

        TOTAL FIXED CHARGES                       23,669    18,056   19,414   17,966   15,075
                                                  ------    ------   ------   ------   ------

INCOME:
     INCOME BEFORE TAXES, MINORITY INTEREST
     AND CUMULATIVE EFFECT OF ACCOUNTING CHANGES  21,143    18,151   11,085   12,305   12,444
     OTHER                                          --        --       --       --          1
     FIXED CHARGES                                23,669    18,056   19,414   17,966   15,075
                                                  ------    ------   ------   ------   ------

        TOTAL INCOME                              44,812    36,207   30,499   30,271   27,520
                                                  ======    ======   ======   ======   ======

RATIO OF INCOME TO FIXED CHARGES
     EXCLUDING INTEREST ON DEPOSITS                 1.89      2.01     1.57     1.68     1.83
                                                  ======    ======   ======   ======   ======


INCLUDING INTEREST ON DEPOSITS:
-------------------------------

FIXED CHARGES:
     INTEREST EXPENSE                             36,638    28,674   30,692   27,299   23,792
     INTEREST FACTOR IN RENT EXPENSE                 416       292      417      321      299
                                                  ------    ------   ------   ------   ------

        TOTAL FIXED CHARGES                       37,054    28,966   31,109   27,620   24,091
                                                  ------    ------   ------   ------   ------

INCOME:
     INCOME BEFORE TAXES, MINORITY INTEREST
     AND CUMULATIVE EFFECT OF ACCOUNTING CHANGES  21,143    18,151   11,085   12,305   12,444
     OTHER                                          --        --       --       --          1
     FIXED CHARGES                                37,054    28,966   31,109   27,620   24,091
                                                  ------    ------   ------   ------   ------

        TOTAL INCOME                              58,197    47,117   42,194   39,925   36,536
                                                  ======    ======   ======   ======   ======


RATIO OF INCOME TO FIXED CHARGES
     INCLUDING INTEREST ON DEPOSITS                 1.57      1.63     1.36     1.45     1.52
                                                  ======    ======   ======   ======   ======


Note: On November 30, 2000, Citigroup Inc. completed its acquisition of Associates First Capital Corporation (Associates) in a transaction accounted for as a pooling of interests.